Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2014

MILWAUKEE, January 23, 2014/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter ended December 29, 2013.

Highlights:

•	Second quarter fiscal 2014 consolidated net sales were $416.6 million, a decrease of $22.5 million or 5.1% from the prior year.

•	Increased sales of lawn and garden equipment were offset by lower sales of standby and portable generators compared to last year when Hurricane Sandy occurred.

•	The reduced storm activity reduced net sales and diluted earnings per share by an estimated $55 million and $0.12 in the fiscal quarter compared with last year.

•	Second quarter 2014 consolidated net income excluding restructuring charges was $2.3 million, or $1.4 million lower than the adjusted net income of $3.7 million in the second quarter of fiscal 2013.

•	The Company recorded pre-tax restructuring charges of $2.3 million ($1.6 million after tax or $0.04 per diluted share) during the three months ended December 29, 2013.

“During the quarter we continued to see year over year sales of lawn and garden equipment and related parts sales improving both in North America and in Australia,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “While these positive trends were not enough to offset the sales we saw last year related to storms Isaac and Sandy, we remain optimistic for an improved lawn and garden market this spring,” continued Teske. “Adjusted margins expanded in the quarter in both the engines and products businesses as we continue to focus on reducing costs, streamlining our operations and delivering margin expanding innovations to consumers. This spring we are excited to launch several new engine and product solutions including Quiet Power Technology™ that reduces the sound of a walk mower as much as 80%, Ready Start® push button starting for riding mowers, and the new Powerflow + Technology™ pressure washer that has both variable flow and pressure capabilities, to name just a few.”

Consolidated Results:

Consolidated net sales for the second quarter of fiscal 2014 were $416.6 million, a decrease of $22.5 million or 5.1% from the second quarter of fiscal 2013, due to lower sales of standby and portable generators, partially offset by higher sales of engines and lawn and garden products. The quarterly impact of fewer weather related events creating demand for generators and the related engines was an estimated sales decrease of $55 million. The fiscal 2014 second quarter consolidated net income, which includes restructuring charges, was $0.7 million or $0.01 per diluted share. The second quarter of fiscal 2013 consolidated net loss, which includes restructuring charges, was $0.6 million or $0.02 per diluted share. The impact of the reduced engines and generator sales in the quarter was an estimated $0.12 per diluted share compared with last year’s second fiscal quarter.

Included in the consolidated net income for the second quarter of fiscal 2014 were pre-tax charges of $2.3 million related to restructuring actions. Included in consolidated net loss for the second quarter of fiscal 2013 were pre-tax charges of $6.6 million related to restructuring actions. After removing the impact of these items, the adjusted consolidated net income for the second quarter of fiscal 2014 was $2.3 million or $0.05 per diluted share, which was $1.4 million lower compared to the second quarter fiscal 2013 adjusted consolidated net income of $3.7 million or $0.07 per diluted share.

For the first six months of fiscal 2014, consolidated net sales were $733.9 million, a decrease of $14.2 million or 1.9% when compared to the same period a year ago. The consolidated net loss for the first six months of fiscal 2014 was $18.6 million or $0.41 per diluted share. The consolidated net loss for the first six months of fiscal 2013 was $17.2 million or $0.37 per diluted share.

Included in the consolidated net loss for the first six months of fiscal 2014 were pre-tax charges of $5.9 million ($4.4 million after tax or $0.10 per diluted share) related to the restructuring actions. Included in the consolidated net loss for the first six months of fiscal 2013 were pre-tax charges of $11.8 million ($7.6 million after tax or $0.16 per diluted share) related to the restructuring actions. After considering the impact of the restructuring charges, the adjusted consolidated net loss for the first six months of fiscal 2014 was $14.2 million or $0.31 per diluted share, which was an increase of $4.7 million or $0.10 per diluted share compared to the first six months of fiscal 2013 consolidated net loss of $9.5 million or $0.21 per diluted share.

Engines Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2013	2012	2013	2012
Engines Net Sales	$265,712	$274,195	$449,499	$438,710

Engines Gross Profit as Reported	$54,257	$56,287	$79,493	$80,999
Restructuring Charges	1,631	847	3,396	1,938
Adjusted Engines Gross Profit	$55,888	$57,134	$82,889	$82,937

Engines Gross Profit % as Reported	20.4%	20.5%	17.7%	18.5%
Adjusted Engines Gross Profit %	21.0%	20.8%	18.4%	18.9%

Engines Income (Loss) from Operations as Reported	$8,270	$9,020	$(9,817)	$(8,484)
Restructuring Charges	2,056	4,281	3,821	5,372
Adjusted Engines Income (Loss) from Operations	$10,326	$13,301	$(5,996)	$(3,112)

Engines Income (Loss) from Operations % as Reported	3.1%	3.3%	(2.2)%	(1.9)%
Adjusted Engines Income (Loss) from Operations %	3.9%	4.9%	(1.3)%	(0.7)%

Engines Segment fiscal 2014 second quarter net sales were $265.7 million, which was $8.5 million or 3.1% lower than the second quarter of fiscal 2013. This decrease in net sales was due to lower sales of engines used in generators due to the lack of storm activity during the quarter. Fiscal 2013 second quarter net sales benefited from the impact of Hurricane Sandy. The decrease was partially offset by higher North American sales of engines used on lawn and garden equipment and related service parts due to OEM’s building lawn and garden inventory for the upcoming lawn and garden season.

The Engines Segment adjusted gross profit percentage for the second quarter of 2014 was 21.0%, which was slightly higher compared to the second quarter of fiscal 2013. The increase was related to a favorable impact of 0.6% from sales mix of higher margin service parts and margin contributed from the Branco acquisition which closed late in the second quarter of fiscal 2013. Partially offsetting the increase was a 0.5% unfavorable impact from foreign exchange primarily related to the Australian Dollar. Manufacturing throughput decreased in the second quarter of 2014 by 9%; however, production mix was favorable as proportionately more large engines were built.

The Engines Segment engineering, selling, general and administrative expenses were $45.6 million in the second quarter of fiscal 2014, an increase of $1.7 million from the second quarter of fiscal 2013. The increase was primarily due to increased compensation costs and the added expenses related to Branco, partially offset by lower retirement plan expenses of $0.8 million.

Engines Segment net sales for the first six months of fiscal 2014 were $449.5 million, which was $10.8 million or 2.5% higher than the same period a year ago. The increase was primarily driven by higher North American sales of engines used on lawn and garden equipment and related service parts due to strong demand stemming from late season growing conditions as well as the anticipated increased retail demand for the upcoming lawn and garden season. The increase was partially offset by lower sales of engines used in generators due to the lack of storm activity during the first six months of fiscal 2014. Hurricanes Isaac and Sandy occurred during the first six months of fiscal 2013.

The Engines Segment adjusted gross profit percentage for the first six months of 2014 was 18.4%, which was 0.5% lower compared to the first six months of fiscal 2013. The decrease was due to the unfavorable impact of 1.1% due to a 12% reduction in manufacturing throughput and 0.4% attributable to unfavorable foreign exchange. The decrease was partially offset by 1.0% from favorable sales mix of higher margin service parts and the margin contributed by Branco.

The Engines Segment engineering, selling, general and administrative expenses were $88.9 million in the first six months of fiscal 2014, an increase of $2.8 million. The increase is primarily due to increased compensation costs and the added expenses related to Branco partially offset by lower retirement plan expenses of $2.4 million.

Products Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2013	2012	2013	2012
Products Net Sales	$171,528	$197,494	$324,564	$370,791

Products Gross Profit as Reported	$21,959	$18,536	$39,784	$37,252
Restructuring Charges	262	2,353	2,082	6,388
Adjusted Products Gross Profit	$22,221	$20,889	$41,866	$43,640

Products Gross Profit % as Reported	12.8%	9.4%	12.3%	10.0%
Adjusted Products Gross Profit %	13.0%	10.6%	12.9%	11.8%

Products Income (Loss )from Operations as Reported	$(4,256)	$(6,832)	$(11,870)	$(11,588)
Restructuring Charges	262	2,353	2,082	6,388
Adjusted Products Income (Loss) from Operations	$(3,994)	$(4,479)	$(9,788)	$(5,200)

Products Income (Loss) from Operations % as Reported	(2.5)%	(3.5)%	(3.7)%	(3.1)%
Adjusted Products Income (Loss) from Operations %	(2.3)%	(2.3)%	(3.0)%	(1.4)%

Products Segment fiscal 2014 second quarter net sales were $171.5 million, a decrease of $26.0 million or 13.2% from the second quarter of fiscal 2013. The decrease in net sales was driven by lower net sales of standby and portable generators due to no landed hurricanes in the second quarter of fiscal 2014 and unfavorable foreign exchange predominantly related to the Australian Dollar and the Brazilian Real. Hurricane Sandy occurred in the second quarter of fiscal 2013 and no significant storms occurred in fiscal 2014. This decrease was partially offset by favorable late season growing conditions during the second quarter of fiscal 2014 that led to higher net sales of lawn and garden equipment through our North American dealer channel as well as higher sales of pressure washers and service parts. Net sales also benefited from the Branco acquisition.

The Products Segment adjusted gross profit percentage for the second quarter of 2014 was 13.0%, which was 2.4% higher than the adjusted gross profit percentage for the second quarter of fiscal 2013. The increase was primarily related to a favorable mix of products sold in the second quarter of fiscal 2014 with the additional margin from Branco and an increase in net sales of lawn and garden equipment through the North America dealer channel. The adjusted gross profit percentage also benefited by 0.7% due to improved manufacturing efficiencies and incremental footprint restructuring savings of $0.3 million. Partially offsetting the increase was a 1.0% unfavorable impact from foreign exchange.

The Products Segment fiscal 2014 second quarter engineering, selling, general and administrative expenses were $26.2 million, an increase of $0.8 million from the second quarter of fiscal 2013. The increase was mainly attributable to the additional expenses from Branco and higher compensation costs partially offset by lower marketing spend and favorable foreign exchange.

Products Segment net sales for the first six months of fiscal 2014 were $324.6 million, a decrease of $46.2 million or 12.5% from the same period a year ago. The decrease in net sales was driven by lower sales of standby and portable generators due to no landed hurricanes during the first six months of fiscal 2014 and unfavorable foreign exchange predominantly due to the Australian Dollar and the Brazilian Real. Hurricanes Isaac and Sandy occurred during the first six months of fiscal 2013. This decrease was partially offset by favorable late season growing conditions during the first six months of fiscal 2014 that led to higher sales of lawn and garden equipment through our North American dealer channel as well as higher sales of pressure washers and service parts. Net sales also benefited from the Branco acquisition.

The Products Segment adjusted gross profit percentage for the first six months of 2014 was 12.9%, which was 1.1% higher compared to the first six months of fiscal 2013. The increase was primarily related to a 0.8% benefit from improved manufacturing efficiencies and incremental footprint restructuring savings of $0.8 million. The adjusted gross profit percentage also benefited from a favorable mix of products sold in the first six months of fiscal 2014 with the additional margin from Branco and an increase in net sales through the North America dealer channel. Partially offsetting the increase was a 0.4% unfavorable impact from foreign exchange.

The Products Segment engineering, selling, general and administrative expenses were $51.7 million in the first six months of fiscal 2014, an increase of $2.9 million from the first six months of fiscal 2013. The increase was mainly attributable to the additional expenses from Branco and higher compensation costs, partially offset by lower marketing spend and favorable foreign exchange.

Corporate Items:

Interest expense for the second quarter and first six months of fiscal 2014 was comparable to the same periods a year ago.

The effective tax rate for the second quarter and first six months of fiscal 2014 were 69.8% and 25.5%, respectively, compared to 156.5% and 27.8% for the same respective periods of fiscal 2013. The tax rate for the second quarter and first six months of fiscal 2014 was primarily driven by net operating losses of certain foreign subsidiaries without a realizable tax benefit. The second quarter and first six months of fiscal 2013 included a tax expense of $1.0 million primarily driven by nondeductible acquisition costs and net operating losses of certain foreign subsidiaries without a realizable tax benefit.

Financial Position:

Net debt at December 29, 2013 was $126.8 million (total debt of $225.0 million less $98.2 million of cash), or $101.8 million lower from the $228.7 million (total debt of $246.9 million less $18.2 million of cash) at December 30, 2012. Cash flows used in operating activities for the first six months of fiscal 2014 were $45.2 million compared to $75.4 million in fiscal 2013. The improvement in operating cash flows was primarily related to changes in working capital needs in fiscal 2014 associated with lower seasonal growth in accounts receivable and inventory due to lower production levels and planned inventory reductions. In addition, no contributions to the pension plan were made in fiscal 2014 compared to $16.2 million in the first half of fiscal 2013.

Restructuring:

The previously announced restructuring actions remain on schedule. Production of horizontal shaft engines was concluded at the Auburn, Alabama plant during the second quarter of 2014. As noted previously, pre-tax restructuring costs for the second quarter and first six months of fiscal 2014 were $2.3 million and $5.9 million, respectively. Pre-tax restructuring cost estimates for fiscal 2014 remain unchanged at $6 million to $8 million. Incremental restructuring savings for fiscal 2014 are expected to be $2 million to $4 million.

Share Repurchase Program:

On August 8, 2012, the Board of Directors of the Company authorized up to $50 million in funds associated with the common share repurchase program with an expiration date of June 30, 2014. On January 22, 2014, the Board of Directors of the Company authorized up to an additional $50 million in funds for use in the Company’s common share repurchase program with an extension of the expiration date to June 30, 2016. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first six months of fiscal 2014, the Company repurchased 1,066,447 shares on the open market at an average price of $19.77 per share.

Outlook:

For fiscal 2014, the Company has revised its full year guidance to exclude the potential positive benefit of landed hurricanes from the upper end of the revenue and earnings guidance. In addition, the lower end of the guidance has been reduced to give effect to approximately $3.0 million of negative foreign currency fluctuations and the lack of European snow sales that are not likely to be recovered in the second half of the fiscal year. The Company now expects net income to be in a range of $48 million to $57 million or $1.00 to $1.18 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring actions. Our fiscal 2014 consolidated net sales are projected to be in a range of $1.88 billion to $2.0 billion. We continue to estimate that the retail market for lawn and garden products will increase 4-6% in the U.S. next season. The estimated incremental impact of exiting the sale of lawn and garden equipment through national mass retailers is approximately $10 million to $15 million of reduced sales in fiscal 2014. In addition, sales in fiscal 2013 were favorably impacted by sales of portable and standby generators in response to power outages during Hurricanes Isaac and Sandy. The upper end of our earnings projections contemplates a higher market recovery in excess of 10% for the U.S. lawn and garden market. Operating income margins are expected to improve over fiscal 2013 and be in a range of 4.5% to 4.8% and reflect the positive impacts of the restructuring actions. Interest expense and other income are estimated to be approximately $18 million and $5 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $50 million to $55 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (703) 925-2533 to access the replay. The pass code will be 1623905.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2013	2012	2013	2012
NET SALES	$416,592	$439,066	$733,896	$748,086
COST OF GOODS SOLD	337,333	358,953	607,221	618,978
RESTRUCTURING CHARGES	1,893	3,200	5,478	8,325
Gross Profit	77,366	76,913	121,197	120,783

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	71,777	69,200	140,539	134,888
RESTRUCTURING CHARGES	425	3,435	425	3,435
Income (Loss) from Operations	5,164	4,278	(19,767)	(17,540)

INTEREST EXPENSE	(4,594)	(4,599)	(9,103)	(9,085)
OTHER INCOME	1,751	1,450	3,843	2,854
Income (Loss) before Income Taxes	2,321	1,129	(25,027)	(23,771)

PROVISION (CREDIT) FOR INCOME TAXES	1,619	1,764	(6,380)	(6,609)
Net Income (Loss)	$702	$(635)	$(18,647)	$(17,162)

Weighted Average Shares Outstanding	46,825	46,909	46,760	47,021
BASIC EARNINGS (LOSS) PER SHARE	$0.01	$(0.02)	$(0.41)	$(0.37)

Diluted Average Shares Outstanding	47,987	46,909	46,760	47,021
DILUTED EARNINGS (LOSS) PER SHARE	$0.01	$(0.02)	$(0.41)	$(0.37)
Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2013	2012	2013	2012
NET SALES:
Engines	$265,712	$274,195	$449,499	$438,710
Products	171,528	197,494	324,564	370,791
Inter-Segment Eliminations	(20,648)	(32,623)	(40,167)	(61,415)
Total *	$416,592	$439,066	$733,896	$748,086

* International sales based on product shipment destination included in net sales	$173,180	$160,116	$291,996	$286,613

GROSS PROFIT:
Engines	$54,257	$56,287	$79,493	$80,999
Products	21,959	18,536	39,784	37,252
Inter-Segment Eliminations	1,150	2,090	1,920	2,532
Total	$77,366	$76,913	$121,197	$120,783

INCOME (LOSS) FROM OPERATIONS:
Engines	$8,270	$9,020	$(9,817)	$(8,484)
Products	(4,256)	(6,832)	(11,870)	(11,588)
Inter-Segment Eliminations	1,150	2,090	1,920	2,532
Total	$5,164	$4,278	$(19,767)	$(17,540)

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income (Loss) & Diluted Earnings (Loss) Per Share for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2013	2012	2013	2012
Net Income (Loss)	$702	$(635)	$(18,647)	$(17,162)
Tax effected charges to reported net income (loss):
Restructuring Charges[1]	1,596	4,313	4,447	7,644
Adjusted Net Income (Loss)	$2,298	$3,678	$(14,200)	$(9,518)

Diluted Earnings (Loss) Per Share	$0.01	$(0.02)	$(0.41)	$(0.37)
Tax effected charges to reported diluted earnings (loss) per share:
Restructuring Charges[1]	0.04	0.09	0.10	0.16
Adjusted Diluted Earnings (Loss) Per Share	$0.05	$0.07	$(0.31)	$(0.21)

[1] For the second quarter of fiscal 2014, represents charges of $2,318 net of $722 of taxes. For the second quarter of fiscal 2013, represents charges of $6,635 net of $2,322 of taxes. For the first six months of fiscal 2014, represents charges of $5,903 net of $1,456 of taxes. For the first six months of fiscal 2013, represents charges of $11,760 net of $4,116 of taxes.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended December
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2013	2012	2013	2012
GROSS PROFIT:
Engines
Gross Profit	$54,257	$56,287	$79,493	$80,999
Restructuring Charges	1,631	847	3,396	1,938
Adjusted Engines Gross Profit	$55,888	$57,134	$82,889	$82,937

Products
Gross Profit	$21,959	$18,536	39,784	37,252
Restructuring Charges	262	2,353	2,082	6,388
Adjusted Products Gross Profit	$22,221	$20,889	$41,866	$43,640

Inter-Segment Eliminations	1,150	2,090	1,920	2,532
Adjusted Gross Profit	$79,259	$80,113	$126,675	$129,109

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended December
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2013	2012	2013	2012
INCOME (LOSS) FROM OPERATIONS:
Engines
Income (Loss) from Operations	$8,270	$9,020	$(9,817)	$(8,484)
Restructuring Charges	2,056	4,281	3,821	5,372
Adjusted Engines Income (Loss) from Operations	$10,326	$13,301	$(5,996)	$(3,112)

Products
Income (Loss) from Operations	$(4,256)	$(6,832)	(11,870)	(11,588)
Restructuring Charges	262	2,353	2,082	6,388
Adjusted Products Income (Loss) from Operations	$(3,994)	$(4,479)	$(9,788)	$(5,200)

Inter-Segment Eliminations	1,150	2,090	1,920	2,532
Adjusted Income (Loss) from Operations	$7,482	$10,912	$(13,864)	$(5,780)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal December
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2013	2012
Cash and Cash Equivalents	$98,162	$18,242
Accounts Receivable, Net	192,543	258,559
Inventories	474,897	536,690
Deferred Income Tax Asset	48,310	44,813
Assets Held For Sale	—	5,539
Prepaid Expenses and Other Current Assets	25,124	38,986
Total Current Assets	839,036	902,829

OTHER ASSETS:
Goodwill	146,323	218,635
Investments	17,583	20,303
Debt Issuance Costs	5,164	5,208
Other Intangible Assets, Net	85,329	110,297
Deferred Income Tax Asset	26,255	57,863
Other Long-Term Assets, Net	14,188	8,973
Total Other Assets	294,842	421,279

PLANT AND EQUIPMENT:
At Cost	1,027,391	1,013,603
Less - Accumulated Depreciation	747,685	726,263
Plant and Equipment, Net	279,706	287,340
	$1,413,584	$1,611,448

CURRENT LIABILITIES:
Accounts Payable	$162,850	$183,278
Short-Term Debt	—	3,000
Accrued Liabilities	133,025	151,403
Total Current Liabilities	295,875	337,681

OTHER LIABILITIES:
Accrued Pension Cost	142,076	250,523
Accrued Employee Benefits	23,568	23,607
Accrued Postretirement Health Care Obligation	66,570	87,478
Other Long-Term Liabilities	32,607	35,920
Long-Term Debt	225,000	243,900
Total Other Liabilities	489,821	641,428

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	76,650	78,635
Retained Earnings	1,012,833	1,071,142
Accumulated Other Comprehensive Loss	(218,326)	(289,681)
Treasury Stock, at Cost	(243,848)	(228,336)
Total Shareholders' Investment	627,888	632,339
	$1,413,584	$1,611,448

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended Fiscal December
CASH FLOWS FROM OPERATING ACTIVITIES:	2013	2012
Net Loss	$(18,647)	$(17,162)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	$27,757	$27,866
Stock Compensation Expense	4,537	3,879
Loss on Disposition of Plant and Equipment	92	220
Credit for Deferred Income Taxes	(5,200)	(7,982)
Earnings of Unconsolidated Affiliates	(2,551)	(1,782)
Dividends Received from Unconsolidated Affiliates	4,069	4,636
Pension Cash Contributions	—	(16,229)
Non-Cash Restructuring Charges	2,208	6,746
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,839)	(22,713)
Inventories	(68,101)	(92,615)
Other Current Assets	(3,031)	3,247
Accounts Payable, Accrued Liabilities and Income Taxes	21,194	40,591
Other, Net	(5,736)	(4,114)
Net Cash Used in Operating Activities	(45,248)	(75,412)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(18,063)	(16,744)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(57,807)
Proceeds Received on Disposition of Plant and Equipment	61	6,267
Net Cash Used in Investing Activities	(18,002)	(68,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	18,900
Repayments of Short-Term Debt	(300)	—
Debt Issuance Costs	(942)	—
Stock Option Exercise Proceeds and Tax Benefits	994	11,336
Cash Dividends Paid	(5,730)	(5,807)
Treasury Stock Purchases	(21,086)	(19,235)
Net Cash Provided by (Used in) Financing Activities	(27,064)	5,194

EFFECT OF EXCHANGE RATE CHANGES	31	669
NET DECREASE IN CASH AND CASH EQUIVALENTS	(90,283)	(137,833)
CASH AND CASH EQUIVALENTS, Beginning	188,445	156,075
CASH AND CASH EQUIVALENTS, Ending	$98,162	$18,242